AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT


         AMENDED AND RESTATED AGREEMENT made as of the 1st day of January, 2005, by and between OPPENHEIMER U.S. GOVERNMENT TRUST (the "Fund"), and OPPENHEIMERFUNDS, INC. ("OFI").

         WHEREAS, the Fund is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940 (the "Investment Company Act"), and the Management Company is a registered investment adviser;

         NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.       IN GENERAL

         OFI agrees, all as more fully set forth herein, to act as investment adviser to the Fund with respect to the investment of its assets; to supervise and arrange the purchases of securities for and the sale of securities held in the portfolio of the Fund; and to furnish facilities and furnish and supervise personnel as shall be required to provide effective administration of the Fund.

2. DUTIES AND OBLIGATIONS OF OFI WITH RESPECT TO INVESTMENTS OF ASSETS OF THE
FUND

         (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees, OFI shall:

               (i) Regularly provide investment advice and recommendations to the Fund with respect to its investments, investment policies and the purchase and sale of securities;

               (ii) Supervise continuously the investment program of the Fund and the composition of its portfolio; and

               (iii) Arrange, subject to the provisions of paragraph "4" hereof, for the purchase of securities and other investments and for the sale of securities and other investments held in the portfolio of the Fund.

         (b) Any investment advice furnished by OFI under this section shall at all times conform to, and be in accordance with, any requirements imposed by:
(1) the provisions of the Investment Company Act of 1940, and of any rules or regulations in force thereunder; (2) any other applicable provision of law; (3) the provisions of the Declaration of Trust and By-Laws of the Fund as amended from time to time; (4) any policies and determinations of the Board of Trustees of the Fund; and (5) the terms of the registration statement of the Fund, as amended from time to time under the Securities Act of 1933 and the Investment Company Act of 1940.


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         (c) Nothing in this Agreement shall prevent OFI or any officer thereof from acting as investment adviser for any other person, firm or corporation and shall not in any way limit or restrict OFI or any of its directors, officers, stockholders or employees from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting, provided, however, that OFI expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Agreement.

3.       FUND ADMINISTRATION AND ALLOCATION OF EXPENSES

         OFI shall at its expense provide all executive, administration and clerical personnel as shall be required to provide effective administration for the Fund including the compilation and maintenance of such records with respect to its operations as may reasonably be required; the preparation and filing of such reports with respect thereto as shall be required by the Securities and Exchange Commission; composition of periodic reports with respect to its operations for the shareholders of the Fund; composition of proxy materials for meetings of the Fund's shareholders; and the composition of such registration statements as may be required by federal securities laws for continuous public sale of shares of the Fund. OFI shall, at its own cost and expense, also provide the Fund with adequate office space, facilities and equipment. All other costs and expenses not expressly assumed by OFI under this Agreement shall be paid by the Fund, including, but not limited to (i) interests and taxes; (ii) insurance premiums for fidelity and other coverage requisite to its operations; (iii) compensation and expenses of its Trustees other than those associated or affiliated with OFI; (iv) legal and audit expenses; (v) custodian and transfer agent fees and expenses, and brokerage commissions, if any; (vi) expenses incident to the redemption of its shares; (vii) expenses incident to the issuance of its shares against payment therefor by or on behalf of the subscribers thereto; (viii) fees and expenses, other than as hereinabove provided, incident to the registration, under Federal law, of shares of the Fund for public sale; (ix) expenses of printing and mailing periodic reports with respect to its operations and notices and proxy materials to shareholders of the Fund; (x) except as noted above, all other expenses incidental to holding meetings of the Fund's shareholders; (xi) payments under the Fund's Service Plan and its Distribution and Service Plans and Agreements; and (xii) such non-recurring expenses as may arise, including litigation affecting the Fund and the legal obligation which the Fund may have to indemnify its officers and Trustees with respect thereto.

4.       PORTFOLIO TRANSACTIONS AND BROKERAGE

         OFI is authorized, for the purchase and sale of the Fund's portfolio securities, to employ such securities dealers as may, in the best judgment of OFI, implement the policy of the Fund to obtain prompt and reliable execution of orders at the most favorable net price. Consistent with this policy, OFI is authorized to direct the execution of the Fund's portfolio transactions to dealers furnishing statistical information or research deemed by OFI to be useful or valuable to the performance of its investment advisory functions for the Fund.

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5.       COMPENSATION OF OFI

         The Fund agrees to pay OFI and OFI agrees to accept as full compensation for all services rendered by OFI as such, a fee computed on the aggregate net assets of the Fund as of the close of business each day and payable monthly at the following annual rates:

                  0.60% of the first $300 million of net assets of the Fund;
                  plus
                  0.57% of the next $100 million; plus
                  0.55% of the next $400 million; plus
                  0.50% of the next $1.2 billion; plus
                  0.475% of net assets over $2 billion.

6.       USE OF NAME

         OFI hereby grants to the Fund a royalty-free, non-exclusive license to use the name "Oppenheimer" in the name of the Fund and any trademarks or service marks, whether or not registered, which it may own. To the extent necessary to protect OFI's rights to the name "Oppenheimer" under applicable law, such license shall allow OFI to inspect and, subject to control by the Fund's Board, control the nature and quality of services offered by the Fund under such name. The license may be terminated by OFI upon termination of this agreement in which case the Fund shall have no further right to use the name "Oppenheimer" in its name or otherwise or any of such marks, and the Fund, the holders of its shares, and its officers and Trustees shall promptly take whatever action may be necessary to change its name accordingly. The name "Oppenheimer" or any of said marks may be used or licensed by OFI in connection with any of its activities, or licensed by OFI to any other party, and the Fund, the holders of its shares, and its Trustees and officers agree to take promptly whatever action may be necessary to permit such use or license.

7.       DURATION AND TERMINATION

         (a) This Agreement shall go into effect on the date first set forth above and shall continue in effect from year to year, but only so long as such continuance is specifically approved at least annually (a) by the Board of Trustees, including the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act of 1940) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or (b) by the vote of the holders of a "majority" (as so defined) of the outstanding voting securities of the Fund and by such aforementioned vote of the Board of Trustees.

         (b) This Agreement may be terminated by OFI at any time without penalty upon giving the Fund sixty days' written notice (which notice may be waived by the Fund) and may be terminated by the Fund at any time without penalty upon giving OFI sixty days' notice (which notice may be waived by OFI), provided that such termination by the Fund shall be directed or approved by the vote of a majority of all of the Board of Trustees of the Fund in office at the time or by the vote of the holders of a "majority" (as defined in the Investment Company Act of 1940) of the voting securities of the Fund at the time outstanding and entitled to vote. This Agreement shall automatically terminate in the event of its assignment (as "assignment" is defined in the Investment Company Act of 1940).

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8.       LIABILITY

         (a) In the absence of willful misfeasance, bad faith gross negligence or reckless disregard of its obligations or duties under this Agreement, OFI shall not be liable to this Fund or any shareholder for any act or omission in performing the services required by this Agreement or for any losses that may be sustained in the purchase, holding or sale of any security or other investment.

         (b) OFI understands and agrees that the obligations of the Fund under this Agreement are not binding upon any Trustee or shareholder of the Fund personally, but bind only the Fund and the Fund's property; OFI represents that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming shareholder liability for acts or obligations of the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers as of the day and year first above written.


                                OPPENHEIMER U.S. GOVERNMENT TRUST


                                By: /s/Robert G. Zack
                                    -----------------
                                    Robert G. Zack
                                    Secretary


                                OPPENHEIMERFUNDS, INC.



                                 By: /s/John V. Murphy
                                     -----------------
                                     John V. Murphy
                                     Chairman, President & Chief Executive
                                     Officer




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